Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
October 30, 2013		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com
HAWKINS, INC. REPORTS
SECOND QUARTER, FIRST HALF FISCAL 2014 RESULTS
Minneapolis, MN, October 30, 2013 – Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter and first half results for fiscal 2014. Sales of $86.6 million for the three months ended September 29, 2013 represented a decrease of 0.6% from $87.2 million in sales for the same period of the prior year. Net income from continuing operations for the second quarter of fiscal 2014 was $5.2 million, or $0.49 per share, fully diluted, compared to net income from continuing operations of $7.2 million, or $0.69 per share, fully diluted, for the second quarter of fiscal 2013.
For the six months ended September 29, 2013, Hawkins, Inc. reported sales of $181.3 million as compared to sales of $177.3 million for the same period a year ago. Net income from continuing operations for the first half of fiscal 2014 was $10.3 million, or $0.98 per share, fully diluted, compared to adjusted net income from continuing operations of $13.6 million, or $1.29 per share, fully diluted, for the first half of fiscal 2013. Adjusted net income from continuing operations for the first six months of fiscal 2013 excludes a pretax charge of $3.2 million (approximately $2.0 million, or $0.19 per share, fully diluted, after tax), resulting from a litigation settlement recorded in the first quarter of fiscal year 2013. Including the settlement charge, net income from continuing operations for the first half of fiscal 2013 was $11.6 million, or $1.10 per share, fully diluted (see reconciliation table).
"Our Water Treatment segment performance continues to be strong. We are particularly pleased with the strong performance of our newer branches as we continue to expand our geographic coverage for this segment,” said Patrick Hawkins, Chief Executive Officer and President. “This group overcame unfavorable weather conditions for the majority of this fiscal year to report gross profits above last year when weather conditions were much more favorable. We also acquired the assets of Advance Chemical Solutions, Inc. (ACS) in Tulsa, OK. With annual sales of approximately $4 million, this acquisition provides our Water Treatment Group with a strong base of business to build on in that part of the country. ACS, like Hawkins, focuses on providing its customers with superb service and support in addition to quality products and personalized applications. We are also delighted with the technical sales resources ACS brings to our Water Treatment business.”
Mr. Hawkins continued, "Clearly we are seeing the impact of competitive pricing pressures in our Industrial segment with per-unit margins down across most of our products. Despite these pressures, we see underlying strength in this segment as we have been able to maintain market share and increase our volumes, primarily in our bulk product lines that carry lower per-unit selling prices and margins. Our strategy of providing excellent customer service, quality products and investing to meet the demands of our customers has allowed us to grow during this difficult cycle and best position us for the long-term health of this business. While the large infrastructure investments we have made recently, including our new Industrial facility in Rosemount, are proving important to our growth, they have increased our depreciation and amortization expense by $1.0 million in the quarter as compared to the same period last year.”
For the second quarter of fiscal 2014, Industrial segment sales were $56.7 million, a decrease of $0.5 million, or 0.9%, from the same period of the prior year. Although sales volumes of bulk and commodity products increased, these products carry lower per unit selling prices. This, combined with our inability to pass along cost increases in certain cases due to heightened competitive pressures, resulted in the decrease in sales dollars. Water Treatment segment sales were $29.9 million for the current quarter, unchanged from the same period of the prior year. Favorable weather conditions late in the quarter and sales growth in its newer branches offset the negative impact of less favorable weather conditions for the majority of the quarter.

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HAWKINS, INC. REPORTS
SECOND QUARTER, FIRST HALF FISCAL 2014 RESULTS
October 30, 2013
Page Two.
Company-wide gross profit for the second quarter of fiscal 2014 was $16.6 million, or 19.1% of sales, compared to $19.2 million, or 22.0% of sales, for the same period of the prior year. The LIFO method of valuing inventory increased gross profit by $0.4 million during the second quarter of fiscal 2014 and decreased gross profit by $0.1 million during the second quarter of fiscal 2013, primarily impacting our Industrial segment's profits for both periods.

Gross profit for the Industrial segment was $7.3 million, or 12.8% of sales, for the quarter, as compared to $10.1 million, or 17.6% of sales, for the same period of the prior year. Gross profit for this segment was negatively impacted by the incremental costs to operate our new manufacturing facility ($0.4 million) as well as the costs incurred to exit the leased facility used to serve our bulk pharmaceutical customers ($0.4 million). Industrial segment gross profit was also negatively impacted by a shift in product mix to lower-margin bulk and commodity products and, in certain cases, our inability to pass along cost increases due to heightened competitive pressures.
Gross profit for the Water Treatment segment was $9.3 million, or 31.0% of sales, for the quarter, as compared to $9.1 million, or 30.4% of sales, for the same period of the prior year. Favorable weather conditions late in the quarter, along with growth from its newer branches, more than offset the negative impact of less favorable weather conditions for the majority of the quarter.
Company-wide SG&A expenses of $8.3 million for the quarter increased $0.8 million from $7.5 million for the same period of the prior year. The increase was driven by $0.3 million of incremental costs related to our new headquarters facility, as well as additional sales staffing costs in both segments.
Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 29 facilities in 14 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
Reconciliation of Non-GAAP Financial Measures
The Company reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding the Company’s financial performance between periods, the Company has provided certain non-GAAP financial measures, including adjusted net income from continuing operations and adjusted diluted earnings per share. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below. For the three month periods ended September 29, 2013 and September 30, 2012, there were no adjustments to income from continuing operations.

	Six months ended September 29, 2013			Six months ended September 30, 2012
(In thousands, except share and per share data)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (3)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (4)
As Reported	$16,511	$10,319	$0.98	$18,885	$11,595	$1.10
Add Impact of Litigation Settlement	—	—	—	3,200	1,990	0.19
As Adjusted	$16,511	$10,319	$0.98	$22,085	$13,585	$1.29
(3) 10,582,318 shares used in calculating earnings per share.
(4) 10,513,213 shares used in calculating earnings per share.

HAWKINS, INC. REPORTS
SECOND QUARTER, FIRST HALF FISCAL 2014 RESULTS
October 30, 2013
Page Three.

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Sales	$86,599	$87,160	$181,343	$177,259
Cost of sales	(70,029)	(67,964)	(147,542)	(142,756)
Gross profit	16,570	19,196	33,801	34,503
Selling, general and administrative expenses	(8,293)	(7,455)	(17,263)	(15,682)
Operating income	8,277	11,741	16,538	18,821
Interest (expense) income	(12)	34	(27)	64
Income from continuing operations before income taxes	8,265	11,775	16,511	18,885
Income tax provision	(3,058)	(4,545)	(6,192)	(7,290)
Income from continuing operations	5,207	7,230	10,319	11,595
Income from discontinued operations, net of tax	—	—	—	18
Net income	$5,207	$7,230	$10,319	$11,613
Weighted average number of shares outstanding - basic	10,545,719	10,458,922	10,533,951	10,444,898
Weighted average number of shares outstanding - diluted	10,588,747	10,519,400	10,582,318	10,513,213
Basic earnings per share
Earnings per share from continuing operations	$0.49	$0.69	$0.98	$1.11
Earnings per share from discontinued operations	—	—	—	—
Basic earnings per share	$0.49	$0.69	$0.98	$1.11
Diluted earnings per share
Earnings per share from continuing operations	$0.49	$0.69	$0.98	$1.10
Earnings per share from discontinued operations	—	—	—	—
Diluted earnings per share	$0.49	$0.69	$0.98	$1.10
Cash dividends declared per common share	$0.36	$0.34	$0.36	$0.34

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